Exhibit 99.2        Press Release dated March 17, 2006.

International Power Group, Ltd. Announces its Plan to File an SB-2 Registration Statement

CELEBRATION, Fla., Mar 17, 2006 (BUSINESS WIRE) -- International Power Group Ltd., (Pink Sheets: IPWG) today announced that its board of directors approved a resolution to authorize the company to file a registration statement to register certain of its securities with the Securities and Exchange Commission (the "SEC"). It is contemplated that the securities to be covered by the registration statement will include common stock issued by the company in private placement transactions and common stock underlying warrants also issued in those same private placement transactions. Peter Toscano, the company's President and CEO stated that "We are taking this step in an attempt to provide our shareholders with increased disclosure regarding our business and our activities and to allow for greater liquidity for their investment in our shares. We believe that the filing of this registration statement will aid us in our efforts to have our securities approved for trading on OTC Bulletin Board, which should result in greater liquidity for our shareholders, as well as greater exposure of our company to the investment community." After a registration statement is declared effective by the SEC, the securities covered in the registration statement are immediately eligible to be publicly traded.

The company intends to file the registration statement after the completion of the company's certified financial statements for the year ending December 31, 2005 which are expected to be completed by the end of March 2006. The time that it will take for the SEC to declare the registration statement effective cannot be predicted.

About International Power Group, Ltd:

International Power Group (IPWG) is a waste-to-energy company operating a proprietary technology that not only handles waste management in a more environmentally friendly manner, but also converts the energy generated from the process into meaningful amounts of cost effective electricity. Substantial amounts of purified drinking water can also be extracted from the process.

The Company will be contracting with governments to secure tipping fees for the removal of wastes and will be processing the materials in company owned and operated plants. The Company will build these plants - estimated at $250 million each - in areas that can benefit from the electricity and water production by-products of the process.

The Company's revenue streams include the tipping fees, fees for electricity, and fees for purified water. The Company will not be paying to receive the waste and will have costs limited to plant construction and operation only.

This announcement is not an offer to sell or the solicitation of an offer to purchase any securities.

Safe Harbor Act Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.

SOURCE: International Power Group, Ltd.

CONTACT: International Power Group, Ltd.

Peter Toscano, President/CEO, 407-566-0318

www.international-power.com